UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/13/2004

CECO ENVIRONMENTAL CORP
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-7099

DE	13-2566064
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of Principal Executive Offices, Including Zip Code)

(416) 593-6543
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

CECO Environmental Corp. (the "Company") has hired Dennis W. Blazer as its new Chief Financial Officer, effective December 13, 2004. Mr. Blazer, age 57, served as Chief Financial Officer of Interlott Technologies, Inc. ("Interlott"), from 1998 until its merger with GTECH Corporation ("GTECH")in September 2003. Interlott was a company engaged primarily in the design, manufacture, sale, lease and service of instant-winner lottery ticket vending machines. Interlott's stock traded on the American Stock Exchange. Following the merger, Mr. Blazer served as temporary CFO of the Interlott division and as a consultant to GTECH, until his resignation as such CFO in November of 2003. He continued to provide consulting services to GTECH through April 2004. Mr. Blazer is a certified public accountant.

The Company has not entered into a written employment agreement with Mr. Blazer. The company has agreed to pay Mr. Blazer $130,000 salary on an annual basis for his first six months, which will increase to $150,000 on an annual basis for the following six months. One year from the date of his hire his annual salary will be increased to $160,000.

The Company has also agreed, subject to the approval of the stock option plan committee, to issue Mr. Blazer options to purchase 50,000 shares of stock with an exercise price of $3.35 per share. This option is exercisable in four equal annual installments of 12,500 shares commencing December 13, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: December 14, 2004.	By:	/s/ Phillip DeZwirek
Phillip DeZwirek
Chief Executive Officer